Exhibit 99.1

Unaudited Pro Forma Financial Information

Overview

On April 19, 2021 (the “Closing Date” or at “Closing”), Gulf Island Fabrication, Inc. (the “Company”), and Gulf Island Shipyards, LLC and Gulf Island, L.L.C., each a subsidiary of the Company (collectively, the “Sellers”), entered into a definitive agreement (the “Purchase Agreement”) pursuant to which we sold the assets and certain vessel construction contracts of our Shipyard Division (“Shipyard Transaction”) to Bollinger Houma Shipyards, L.L.C. and Bollinger Shipyards Lockport, L.L.C. (collectively, “Bollinger”) for approximately $28.6 million (“Transaction Price”) ($26.1 million, net of estimated transaction and other costs).  We received $26.4 million of the Transaction Price on the Closing Date and the remainder will be received upon Bollinger’s collection of certain customer payments associated with the Divested Shipyard Contracts (defined below).

At Closing, we also received $8.0 million from Bollinger, representing an estimate of the change in working capital for the Divested Shipyard Contracts from December 31, 2020 through the Closing Date (the “Closing Adjustment”). The Closing Adjustment is subject to a post-closing reconciliation and further adjustment (“Closing Adjustment True-Up”) based on actual changes in working capital for the Divested Shipyard Contracts from December 31, 2020 through the Closing Date compared to the Closing Adjustment.

In connection with the Shipyard Transaction, we will retain approximately $11.2 million in net working capital liabilities associated with the Divested Shipyard Contracts. Accordingly, our net cash proceeds inclusive of the Closing Adjustment and estimated Closing Adjustment True-up, and after our payment of the retained working capital liabilities associated with the Divested Shipyard Contracts, are estimated to be approximately $15.0 million.  The net cash proceeds will be used to fund net working capital liabilities associated with the Retained Shipyard Contracts (defined below) and other Shipyard Division liabilities (which totaled approximately $13.1 million at December 31, 2020) and the wind down of the Shipyard Division operations, which is anticipated to occur by mid-2022.

Included in the Shipyard Transaction are the Shipyard Division’s:

•	Property, inventory and equipment in Houma, Louisiana;
•

Contracts and related obligations for the construction of three research vessels for Oregon State University and five towing, salvage and rescue ships for the U.S. Navy (collectively, the “Divested Shipyard Contracts”);

•

Contract retentions, contract assets (representing unbilled contract amounts), contract liabilities (representing accrued contract losses and advance payment obligations) and certain accounts payable associated with the Divested Shipyard Contracts as of the Closing Date; and

•	Four drydocks (of which two were held for sale at December 31, 2020).

Bollinger has agreed to offer employment to most of the employees of our Shipyard Division associated with the Acquired Shipyard Contracts, subject to its normal employee onboarding procedures.

Excluded from the Shipyard Transaction are the Shipyard Division’s:

•	Accounts receivable, certain accounts payable and other accrued liabilities associated with the Divested Shipyard Contracts as of the Closing Date;
•

Contracts and related obligations for the construction of two forty-vehicle ferries for the North Carolina Department of Transportation, a seventy-vehicle ferry for the Texas Department of Transportation, and two multi-purpose service vessels for Hornbeck Offshore Services that are subject to dispute, together with the associated accounts receivable, accounts payable and other accrued liabilities (collectively, the “Retained Shipyard Contracts”);

•	The Lake Charles Yard and Jennings Yard which were closed in the fourth quarter 2020; and
•	Remaining assets and liabilities of the Shipyard Division.

We will retain those employees of our Shipyard Division associated with the Retained Shipyard Contracts.

We anticipate recording a pre-tax loss of approximately $26.0 million to $28.0 million in connection with the Shipyard Transaction, representing the estimated carry value of the net assets sold over the Transaction Price, inclusive of the Closing Adjustment and Closing Adjustment True-Up, at Closing.

Basis of Presentation

The Company’s pro forma Shipyard Division separate information and the condensed consolidated pro forma financial information presented, collectively referred to as (“the Pro Formas”), include adjustments to reflect the estimated financial impacts of the Shipyard Transaction on our Shipyard Division’s historical financial results and financial condition and consolidated historical financial results and financial condition as reported under U.S. Generally Accepted Accounting Principles (“GAAP”) for the periods presented. Pursuant to the Shipyard Transaction, we did not assign and transfer all of the vessel construction contracts of our Shipyard Division; however, we intend to wind-down and cease the operations of the Shipyard Division (“Retained Shipyard Operations”) upon completion of the Retained Shipyard Contracts.

The unaudited pro forma statements of operations for the year ended December 31, 2020 and 2019 have been prepared on the assumption that the Shipyard Transaction was completed as of January 1, 2019. The unaudited pro forma condensed balance sheets as of December 31, 2020 have been prepared with the assumption that the Shipyard Transaction was completed as of that date. The adjustments presented are directly attributable to the Shipyard Transaction, are factually supportable, and, in the opinion of management, are necessary to fairly state the Pro Formas.

The Pro Formas do not purport to be indicative of the results or the financial condition which would have actually occurred if the Shipyard Transaction had been completed on the dates indicated and do not purport to indicate the results of future operations.

Unaudited Pro Forma Condensed Balance Sheet
Shipyard Division
December 31, 2020
(amounts in thousands)

	Shipyard Division		Adjustments		Adjusted Shipyard Division	Less: Shipyard Division Assets and Liabilities Sold	Retained Shipyard Division Assets and Liabilities
ASSETS
Current assets:
Cash and short-term investments	$—		$—		$—	$—	$—
Contract receivables and retainage, net	3,361		—		3,361	(150)	3,211
Contract assets	65,206		—		65,206	(60,594)	4,612
Prepaid expenses and other assets	466		—		466	(46)	420
Inventory	104		—		104	(104)	—
Assets held for sale	2,014		—		2,014	(1,963)	51
Total current assets	71,151		—		71,151	(62,857)	8,294
Property, plant and equipment, net	35,488		792	(b)	36,280	(36,280)	—
Other noncurrent assets	15,353		—		15,353	(2,901)	12,452	(c)
Total assets	$121,992	(a)	$792		$122,784	$(102,038)	$20,746
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$63,670		$—		$63,670	$(44,366)	$19,304
Contract liabilities	14,045		—		14,045	(4,842)	9,203
Accrued expenses and other liabilities	2,983		—		2,983	—	2,983
Total current liabilities	80,698		—		80,698	(49,208)	31,490
Other noncurrent liabilities	1,098		—		1,098	—	1,098
Total liabilities	81,796		—		81,796	(49,208)	32,588
Total shareholders' equity	40,196		792		40,988	(52,830)	(11,842)
Total liabilities and equity	$121,992		$792		$122,784	$(102,038)	$20,746

___________

Notes to the Unaudited Pro Forma Shipyard Division Balance Sheet as of December 31, 2020:

(a)	Represents total assets of the Shipyard Division as reported in the Company’s December 31, 2020 Form 10-K.
(b)	Represents the reclassification of assets from our Fabrication & Services Division that are included in the Shipyard Transaction.
(c)	Represents a contract asset related to contracts for the construction of two multi-purpose service vessels which are subject to dispute.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
Gulf Island Fabrication, Inc.
December 31, 2020
(amounts in thousands)

	Gulf Island As Reported	Less: Shipyard Division Assets and Liabilities Sold		Pro Forma Gulf Island
ASSETS
Current assets:
Cash and short-term investments	$51,157	$26,100	(a)	$77,257
Contract receivables and retainage, net	15,393	(150)		15,243
Contract assets	67,521	(60,594)		6,927
Prepaid expenses and other assets	2,815	(46)		2,769
Inventory	2,262	(104)		2,158
Assets held for sale	8,214	(1,963)		6,251
Total current assets	147,362	(36,757)		110,605	(c)
Property, plant and equipment, net	67,458	(36,280)		31,178
Other noncurrent assets	16,523	(2,901)		13,622	(d)
Total assets	$231,343	$(75,938)		$155,405
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,114	$(44,366)		$25,748
Contract liabilities	15,129	(4,842)		10,287
Accrued expenses and other liabilities	7,670	—		7,670
Long-term debt, current	5,499	—		5,499
Total current liabilities	98,412	(49,208)		49,204	(c)
Long-term debt, noncurrent	4,501	—		4,501
Other noncurrent liabilities	2,068	—		2,068	(c)
Total liabilities	104,981	(49,208)		55,773
Total shareholders’ equity	126,362	(26,730)	(b)	99,632
Total liabilities and shareholders’ equity	$231,343	$(75,938)		$155,405

___________

Notes to the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2020:

(a)

Represents Shipyard Transaction estimated proceeds of $28.6 million less $2.5 million of anticipated transaction and other costs. The Closing Adjustment of $8.0 million is excluded from the estimated proceeds as it represents a payment to account for an estimate of changes in working capital from December 31, 2020 through the Closing Date for the Acquired Shipyard Contracts, and accordingly, represents a payment for balance sheet activity occurring after the balance sheet date and does not impact the estimated loss on the Shipyard Transaction.

(b)	Represents the estimated loss on the Shipyard Transaction as if the transaction closed on December 31, 2020.
(c)

Total current assets, total current liabilities and other noncurrent liabilities include assets of $8.3 million, liabilities of $31.5 million and liabilities of $1.1 million, respectively, resulting in net liabilities of $24.3 million, associated with the Retained Shipyard Division Assets and Liabilities. Of the $24.3 million in net liabilities, $11.2 million relates to the Divested Shipyard Contracts and $13.1 million relates to the remaining Retained Shipyard Division Assets and Liabilities.

(d)

Includes a contract asset of $12.5 million associated with the Retained Shipyard Division Assets and Liabilities related to contracts for the construction of two multi-purpose service vessels which are subject to dispute.

Unaudited Pro Forma Statement of Operations
Shipyard Division
For the Year Ended December 31, 2020
(amounts in thousands)

	Shipyard Division As Reported	Less: Shipyard Operations Sold	Pro Forma Retained Shipyard Operations
Revenue	$153,698	$(118,943)	$34,755
Cost of revenue	172,972	(127,467)	45,505
Gross loss	(19,274)	8,524	(10,750)
General and administrative expense	1,980	(1,826)	154
Impairments and (gain) loss on assets held for sale	1,639	(306)	1,333
Other (income) expense, net	1,450	(200)	1,250
Operating loss	$(24,343)	$10,856	$(13,487)

Unaudited Pro Forma Statement of Operations
Shipyard Division
For the Year Ended December 31, 2019
(amounts in thousands)

	Shipyard Division As Reported	Less: Shipyard Operations Sold	Pro Forma Retained Shipyard Operations
Revenue	$168,466	$(110,580)	$57,886
Cost of revenue	184,491	(114,529)	69,962
Gross loss	(16,025)	3,949	(12,076)
General and administrative expense	2,445	(2,014)	431
Impairments and (gain) loss on assets held for sale	7,920	(344)	7,576
Other (income) expense, net	38	20	58
Operating loss	$(26,428)	$6,287	$(20,141)

Unaudited Pro Forma Consolidated Statement of Operations
Gulf Island Fabrication, Inc.
For the Year Ended December 31, 2020
(amounts in thousands)

	Gulf Island As Reported	Less: Shipyard Operations Sold		Pro Forma Gulf Island
Revenue	$250,959	$(118,943)		$132,016
Cost of revenue	268,710	(127,467)		141,243
Gross loss	(17,751)	8,524		(9,227)
General and administrative expense	13,858	(1,826)		12,032
Impairments and (gain) loss on assets held for sale	4,130	(306)		3,824
Other (income) expense, net	(8,580)	(200)		(8,780)
Operating loss	(27,159)	10,856		(16,303)
Interest (expense) income, net	(268)	—		(268)
Loss before income taxes	(27,427)	10,856		(16,571)
Income tax (expense) benefit	52	—	(a)	52
Net loss	$(27,375)	$10,856		$(16,519)
Per share data:
Basic and diluted loss per common share	$(1.79)	$0.71		$(1.08)
Weighted average shares	15,308	15,308		15,308

___________

Notes to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2020:

(a)	Income taxes associated with the Shipyard Division operations are not material.

Unaudited Pro Forma Consolidated Statement of Operations
Gulf Island Fabrication, Inc.
For the Year Ended December 31, 2019
(amounts in thousands)

	Gulf Island As Reported	Less: Shipyard Operations Sold		Pro Forma Gulf Island
Revenue	$303,308	$(110,580)		$192,728
Cost of revenue	320,307	(114,529)		205,778
Gross loss	(16,999)	3,949		(13,050)
General and administrative expense	15,628	(2,014)		13,614
Impairments and (gain) loss on assets held for sale	17,528	(344)		17,184
Other (income) expense, net	(134)	20		(114)
Operating loss	(50,021)	6,287		(43,734)
Interest (expense) income, net	531	—		531
Loss before income taxes	(49,490)	6,287		(43,203)
Income tax (expense) benefit	96	—	(a)	96
Net loss	$(49,394)	$6,287		$(43,107)
Per share data:
Basic and diluted loss per common share	$(3.24)	$0.41		$(2.83)
Weighted average shares	15,227	15,227		15,227

___________

Notes to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2019:

(a)	Income taxes associated with the Shipyard Division operations are not material.